OFFERING MEMORANDUM
qaZING, Inc.
A Delaware Corporation
Up to 19,000,000 Shares of
Common Stock
$0.28 per share Minimum Offering Amount: 200,000 shares

	qaZING, Inc., a Delaware corporation (hereinafter referred to as the "Company", "We" or "Us"), is offering by means of this Offering Memorandum a minimum of two hundred thousand (200,000) and a maximum of nineteen million (19,000,000) shares of Common Stock ("Shares" or "Securities") at an offering price of twenty eight cents ($0.28) per Share to qualified investors ("Investors") who meet the investor suitability requirements set forth herein (the "Offering"). The Shares are being offered pursuant to Regulation A of the Securities Act of 1933, as amended (the "Securities Act"). The minimum purchase is thirty five hundred (3,500) Shares for a minimum investment amount of $980, subject to the Company"s right to accept a lesser amount.

	Each Investor must agree to purchase the Shares for investment purposes only, and execute a Subscription Agreement, Investor Representation
Letter and Investor Rights Agreement in the form attached to this Offering Memorandum.

	Proceeds from subscriptions for Shares will be held by Continental Stock Transfer & Trust Company, as escrow agent, until such time as a minimum amount of 200,000 Shares for gross proceeds of $56,000 are sold (which may include Shares sold to management of the Company in this Offering). In the event the Company does not sell the minimum amount of 200,000 Shares for gross proceeds of $56,000 prior to 5:00pm EST on [12 months from commencement of offering], all amounts will be returned to investors by the escrow agent without deduction, interest or setoff. THESE SECURITIES ARE SPECULATIVE AND AN INVESTMENT IN THE SHARES INVOLVES SUBSTANTIAL RISK.

PLEASE SEE THE SECTION TITLED "RISK FACTORS" FOR A DESCRIPTION OF RISKS RELATING TO AN INVESTMENT IN THE COMPANY.

The date of this Offering Memorandum is [TBD]

Summary of Shares Offered

			   Number of Shares    Offering Price    Selling Commissions<F1>    Gross Proceeds to Company<F2>

Per Share      -                   $0.28             -                          -
Minimum Shares 200,000             $0.28             $0                         $56,000
Maximum Shares 19,000,000          $0.28             $0                         $5,320,000

<F1>
While the Company currently intends for its management to sell the Shares, it may, in its sole discretion, retain selling agents and brokers to sell the Shares. In such event, the Company will be responsible for any commissions or fees of such parties, and related fees and expenses, which will reduce proceeds to the Company from this Offering.

<F2>
The proceeds to the Company will be reduced by the offering expenses, including marketing expenses, legal fees, escrow agent fees and other similar expenses. See "Sources and Uses" located elsewhere in this Offering Memorandum for additional information.


qaZING, Inc. Attn: Shareholder Services 70 Main Street Suite 500
Peterborough, NH 03458 Telephone: (800) 892-3058 Facsimile: (888)
415-7832

TABLE OF CONTENTS

Important Notices 3
Summary of the Offering and Shares 7
The Company 11
Management & Contractors 12
Plan of Distribution 13
Sources and Uses 14
Capitalization & Indebtedness 16
Risk Factors 18
Related Party Transactions 27
How to Invest 26
Investor Suitability Requirements 29
Acceptance of Subscription by Company 30
Litigation 30
Taxation 30
Where You Can Find Additional Information 30

EXHIBITS

EXHIBIT A: UNAUDITED MANAGEMENT FINANCIAL STATEMENTS A1
EXHIBIT B: SUBSCRIPTION AGREEMENT B1

EXHIBIT C: INVESTOR RIGHTS AGREEMENT C1

IMPORTANT NOTICES

This Offering Memorandum ("Offering Memorandum") is being made available to you solely for the purpose of evaluating the specific transaction described herein. This information shall not be photocopied, reproduced or distributed to others without the prior written consent of qaZING, Inc. ("Company"). If you determine not to purchase any of the Shares offered hereby, you will promptly return or destroy all material received in connection herewith without retaining any copies.

DISCLAIMERS

THE SHARES OFFERED HEREBY IN THIS OFFERING MEMORANDUM HAVE NOT BEEN REGISTERED WITH, OR APPROVED, BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, NOR HAVE SUCH SHARES OR THIS MEMORANDUM BEEN FILED WITH OR REVIEWED BY THE ATTORNEY GENERAL OF ANY STATE OR THE SECURITIES REGULATORY AUTHORITY OF ANY STATE. THIS OFFERING IS BASED ON THE EXEMPTION FROM SUCH REGISTRATION AS SET FORTH IN RULE 506 OF REGULATION D OF THE SECURITIES ACT OF 1933, AS AMENDED.

THE INVESTMENT DESCRIBED IN THIS MEMORANDUM INVOLVES RISKS, AND IS OFFERED ONLY TO INDIVIDUALS WHO CAN AFFORD TO ASSUME SUCH RISK FOR AN INDEFINITE PERIOD OF TIME AND WHO AGREE TO PURCHASE THE SHARES ONLY FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TOWARD THE TRANSFER, RESALE, EXCHANGE OR FURTHER DISTRIBUTION THEREOF. THERE WILL BE NO PUBLIC MARKET FOR THE SHARES ISSUED PURSUANT TO THIS OFFERING MEMORANDUM. THE RESALE OF THE SHARES IS LIMITED BY FEDERAL AND STATE SECURITIES LAWS AND EACH INVESTOR SHOULD BE PREPARED TO HOLD THE SHARES FOR AN INDEFINITE PERIOD OF TIME. IT IS RECOMMENDED THAT EACH POTENTIAL INVESTOR SEEK COUNSEL SHOULD IT DESIRE MORE INFORMATION ABOUT THE APPLICABLE TRANSFER RESTRICTIONS.

THE PRICE OF THE SHARES AS DESCRIBED IN THIS OFFERING MEMORANDUM HAS BEEN ARBITRARILY DETERMINED BY THE COMPANY, AND EACH PROSPECTIVE
INVESTOR SHOULD MAKE AN INDEPENDENT EVALUATION OF THE FAIRNESS OF SUCH PRICE UNDER ALL THE CIRCUMSTANCES AS DESCRIBED IN THE ATTACHED OFFERING MEMORANDUM.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION IN CONNECTION WITH THIS MEMORANDUM, EXCEPT SUCH INFORMATION AS IS CONTAINED OR REFERENCED IN THIS MEMORANDUM. ONLY INFORMATION OR REPRESENTATIONS CONTAINED OR REFERENCED HEREIN MAY BE RELIED UPON AS HAVING BEEN MADE BY THE COMPANY. PROSPECTIVE INVESTORS WHO HAVE QUESTIONS CONCERNING THE TERMS AND CONDITIONS OF THIS OFFERING MEMORANDUM OR WHO DESIRE ADDITIONAL INFORMATION OR DOCUMENTATION TO VERIFY THE INFORMATION CONTAINED HEREIN SHOULD CONTACT THE COMPANY.

NASAA Uniform Legend

In making an investment decision investors must rely on their own examination of the Company and the terms of the Offering, including the merits and risks involved, and whether this Offering meets your objectives and risk tolerance level. The Shares have not been approved, disapproved, endorsed or recommended by any federal or state securities commission or regulatory authority. Furthermore, neither the foregoing authorities nor any independent person has confirmed the accuracy or truthfulness of this document, or whether it is complete. Any representation to the contrary may be a criminal offense. These Securities are being offered pursuant to an exemption from registration. These securities are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act, and the applicable state securities laws, pursuant to registration or exemption therefrom. Investors should be aware that they may be required to bear the financial risks of this investment for an indefinite period of time.

FOR RESIDENTS OF ALL STATES:

THE SHARES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND ARE BEING SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH STATE LAWS. THE SHARES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. OFFEREES SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THIS MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL. THESE SECURITIES MAY BE SOLD ONLY TO ACCREDITED INVESTORS.

FORWARD-LOOKING STATEMENTS

This Offering Memorandum contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements, other than statements of historical fact included in this Offering Memorandum, including without limitation certain statements included in the exhibits to this Offering Memorandum, may constitute forward-looking statements. Forward-looking statements can often (but not always) be identified by terminology such as "may," "will," "could," "anticipate," "believe," "estimate," "intend," "expect," and "continue," or variations thereof, and similar expressions.

Although management of the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company"s expectations ("cautionary statements") are disclosed in this Offering Memorandum, including without limitation in conjunction with the forward-looking statements included in this Offering Memorandum and in the section of this Offering Memorandum entitled "Risk Factors," and under the descriptions of the Company, its business and its business plans. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth herein. The Company disclaims any intention or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

PROJECTIONS OR FORECASTS CONTAINED IN THIS OFFERING MEMORANDUM, OR OTHER MATERIALS, MUST BE VIEWED ONLY AS ESTIMATES. THE ACTUAL PERFORMANCE OF THE COMPANY MAY DEPEND UPON FACTORS BEYOND THE CONTROL OF THE COMPANY. NO ASSURANCE CAN BE GIVEN THAT THE COMPANY"S ACTUAL PERFORMANCE WILL MATCH ITS INTENDED RESULTS.

REGULATION A OFFERING

* The Shares are being offered in reliance on an exemption from the registration requirements of the Securities Act and are not required to comply with specific disclosure requirements that apply to registration under the Securities Act;

* Neither the Securities and Exchange Commission nor any state regulator has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials;

* The Shares are subject to legal restrictions on transfer and resale and investors should not assume they will be able to resell their securities; and

* Investing in securities involves risk, and investors should be able to bear the loss of their investment.

1. SUMMARY OF THE OFFERING AND SHARES THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY MORE DETAILED INFORMATION THAT MAY APPEAR ELSEWHERE IN THIS OFFERING MEMORANDUM. EACH PROSPECTIVE INVESTOR IS URGED TO READ THIS OFFERING MEMORANDUM AND ITS EXHIBIT IN THEIR ENTIRETY.

qaZING, Inc. (the "Company") was formed on September 10, 2015, as a Delaware corporation. The Company has had very limited operations to date. The Company is entering the business of providing a software platform to support an on demand marketplace for service providers and clients. For more information, see "The Company" elsewhere in this Offering Memorandum.

1.1 OFFERING
The Company is offering (the "Offering") to investors ("Investors") up to 19 million (19,000,000) shares of Common Stock ("Shares") at a price of twenty-eight cents ($0.28) per Share, payable in cash. The minimum purchase is thirty five hundred (3,500) Shares for a minimum investment amount of nine hundred and eighty dollars ($980), subject to the Company"s right to accept a lesser amount. The gross proceeds of the Offering will be a minimum of fifty six thousand dollars ($56,000) and a maximum of five million, three hundred and twenty thousand dollars ($5,320,000). While Company currently intends for its management to sell the Shares, it may, in its sole discretion, retain selling agents and brokers to sell the Shares.
In such event, the Company may be responsible for any commissions or fees of such parties, and related fees and expenses. Proceeds from subscriptions for Shares will be held by Continental Stock Transfer &
Trust Company, as escrow agent, until such time as a minimum amount of two hundred thousand (200,000) Shares, for gross proceeds of $56,000 are sold. In the event the Company does not sell the minimum amount of two hundred thousand (200,000) Shares for gross proceeds of $56,000 (which may include Shares sold to management of the Company in this Offering) prior to 5:00 pm EST 12 months from commencement of the offering, all amounts will be returned to investors without deduction, interest or setoff. The Company will use each increment of financing it receives, starting with the minimum amount of $56,000 to extend the time and scale of its operations.

1.2 SUMMARY TERMS
The following is a summary of material terms applicable to the Shares and the Offering. The terms applicable to the Shares are described in additional detail in Exhibit D: Investor Rights Agreement and Exhibit E: Amended & Restated Certificate of
Incorporation, and this summary is qualified in its entirety by those Exhibits.

The Offering

Issuer:
qaZING, Inc., a Delaware corporation (the "Company").

Securities:
Common Stock (the "Shares").

Minimum Offering Amount:
200,000 Shares
(which may include Shares sold to management of the Company in this Offering) for gross proceeds of $56,000, prior to 5:00 pm EST on [12 MONTHS FROM COMMENCEMENT OF OFFERING].

Maximum Offering Amount:
19,000,000 Shares for gross proceeds of $5,320,000.

Offering Period:
The Offering will expire on [12 MONTHS FROM COMMENCEMENT OF
OFFERING] unless earlier terminated.

Price per Share:
Twenty eight cents ($0.28) per Share

Eligible Investors:
The Offering of Shares is only open to citizens of the United States.

Management Participation:
Management of the Company
reserves the right, but has no obligation to, purchase up to four hundred thousand (400,000) Shares of the Company in this Offering for investment purposes on the same terms as other Investors.

Escrow:
Proceeds of the sale of the Shares will be held by Continental Stock Transfer & Trust Company, as escrow agent, until such time as the Company has accepted subscriptions for the minimum offering amount of Shares. In the event the Company has not received proceeds from the sale of Shares for the minimum offering amount prior to expiration of the Offering Period, all proceeds from the sale of the Shares will be returned to investors by the Escrow Agent without deduction, interest or setoff.

The Shares

Authorized Shares:
Sixty million (60,000,000) Shares, from which amount shall be issued those Shares sold in this Offering.

Redemption RIGHTS:
The Company shall have the right to repurchase Shares at $.56 per share within 34 months of the final closing of this Offering.

General Voting Rights:
Each Share will have the right to a
number of votes equal to the number of shares of Common Stock issuable upon conversion of each such Share. The Shares will vote with the Common Stock on all matters except as otherwise required by law.

Consent Rights:
So long as any of the Shares are outstanding, holders of at least 50% of the Shares will be required for any action that (i) alters any provision of the certificate of incorporation defining the rights, preferences, privileges or powers of the Shares if it would adversely alter the rights, preferences, privileges or powers of the Shares (it being expressly agreed that authorization and issuance of a new class of security, whether senior or junior to the Shares, shall not be deemed to adversely alter the rights, preferences, privileges or powers of the Shares); (ii) increases the authorized number of Shares; or (iii) repurchases or redeems or pays any dividend on any capital stock prior to the Shares, other than stock repurchased from former employees or consultants in connection with the cessation of their employment/services.

Information Rights:
As soon as practicable following each fiscal year end, the Company will make available management"s unaudited annual financial statements to each holder of more than forty thousand (40,000) Shares. Other shareholders may request such information pursuant to Delaware Law. Each Investor must keep this information confidential. The Company shall not be required to comply with any information rights in respect of any Investor whom the Company reasonably determines to be a competitor or an officer, employee, director or holder of more than ten percent (10%) of a competitor. The information rights will terminate upon the earlier of a change of control of the Company or an initial public offering.

Transfer Restrictions:
The Shares will be restricted
securities and generally will not be transferrable unless subsequently registered under the Securities Act or an exemption from such registration is available. Subject to compliance with law, limited exceptions will be made for (i) a transfer not involving a change in beneficial ownership, (ii) transactions involving the distribution without consideration of Shares to (x) a parent, subsidiary or other affiliate of the holder that is a corporation or (y) any of its partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of its partners, members or other equity owners or retired partners, retired members or other equity owners, or (iii) transfers in compliance with Rule 144 under the Securities Act, as long as the Company is furnished with reasonably satisfactory evidence of compliance with such Rule. The Company may refuse any transfer, including a permitted transfer, if the Company reasonably determines that, as a result of such transfer, the Company would become subject to additional reporting requirements under the Securities Act or the Securities Exchange Act of 1934, as amended.

IPO Standoff:
Holders of Shares will agree not to effect any transactions with respect to any of the Company"s securities within 180 days following the Company"s underwritten initial public offering, provided that all officers, directors and 1% stockholders of the Company are similarly bound.

Book-Entry Shares:
All Shares will be uncertificated and
recorded in book-entry format on the books and records of the Company, except as otherwise required by law. The Company will act as its own registrar and transfer agent in connection with this Offering. The Company reserves the right to appoint a third party to act as registrar and/or transfer agent.

Amendments & Waivers:
Except as required by law or
as set forth above, the rights, preferences, privileges and powers of the Shares and the holders thereof, whether contained in the Amended & Restated Certificate of Incorporation or the Investor Rights Agreement, may be amended, modified, terminated, discharged or waived by holders of a majority of the outstanding Shares.

Dispute Resolution:
The Subscription Agreement and Investor Rights Agreement will be governed by New York law. Any dispute, controversy, or claim arising out of such agreements shall be settled by binding arbitration pursuant to the Commercial Rules then in effect of the American Arbitration Association.
The arbitration proceeding shall be held in New Hampshire, or any other location mutually agreed upon by the parties. Each party shall bear its own costs and expenses of such arbitration.

1.3 CLOSING. Until the minimum amount of 200,000 Shares for gross proceeds of $56,000 have been sold (which may include Shares sold to management of the Company in this Offering), all proceeds from the sale of Shares will be held by Continental Stock Transfer & Trust Company, as escrow agent (the "Escrow Agent"). After the minimum amount of 200,000 Shares for gross proceeds of $56,000 is sold, all amounts held by the Escrow Agent will be delivered to the Company and all subsequent proceeds from the sale of Shares will be delivered directly to the Company without escrow. Please see "Item 9, How to Invest", below, for documentation and payment instructions. In the event the Company does not sell the minimum amount of 200,000 Shares for gross proceeds of $56,000 prior to 5:00pm EST [12 MONTHS FROM COMMENCEMENT OF OFFERING], all amounts will be returned to investors by the Escrow Agent without deduction, interest or setoff.

Closing and Termination of Offering.
The Shares will be offered and
closed only when a properly completed and signed Subscription Agreement and Investor Rights Agreement are submitted by the Investor or his/her representative and are received and accepted by the Company. The Subscription Agreement as submitted by the Investor or his/her representative shall be binding once the Company countersigns the Subscription Agreement. The Shares will be maintained in book-entry format, and notice of issuance of the Shares will be delivered to accepted Investors shortly after the first closing, and thereafter promptly after acceptance of a subscription by the Company. Investors subscribing for the Shares may not withdraw or revoke their subscriptions at any time prior to acceptance by the Company, except as provided by applicable law. The Company reserves the right to reject any subscription for Shares for any reason in its sole discretion.
The Company may close in whole or in part this Offering under any of the following conditions:

* Upon reaching the minimum offering subscription amount of 200,000 Shares for gross proceeds of $56,000 (which may include Shares sold to management of the Company in this Offering); or

* Upon reaching the maximum offering subscription amount of 19,000,000 Shares for gross proceeds of $5,320,000; or

* After the initial closing, the Company may continue to accept subscriptions in subsequent closings until the maximum offering subscription amount has been reached or the Offering is otherwise terminated.

This Offering shall terminate at 5:00 pm New York City time on [12 MONTHS FROM COMMENCEMENT OF OFFERING], or such earlier date that the Company may elect in its sole discretion (the "Offering Period"). In the event the Company does not sell the minimum amount (which may include Shares sold to management of the Company in this Offering) of 200,000 Shares for gross proceeds of $56,000 prior to expiration of the Offering Period, all amounts will be returned to investors by the Escrow Agent without deduction, interest or setoff.

1.4 USE OF PROCEEDS The net proceeds of the Offering will be used to develop the Company"s beta system, test-market its beta system in an initial small and limited market, hire additional employees and contractors, test-market its systems in a mid-sized market, obtain office space, market the Company"s services in a metropolitan area.
See "Sources and Uses" located elsewhere in this Offering Memorandum for additional information.

2. THE COMPANY qaZING, Inc. (the "Company", "we" or "us") was formed on September 10, 2015, as a Delaware corporation. The Company was founded by PeoplesVC, Inc., a Delaware corporation formed on December 17, 2012. Please see "Related Party Transactions" below. The Company filed an Amended Certificate of Incorporation on November 3, 2015, to change its name from "kaZING, Inc." to "qaZING, Inc." The Company is presently headquartered at 70 Main Street, Suite 500, Peterborough, New Hampshire, 03458.

2.1 MARKET & OPERATIONS

The company is seeking to establish an on-demand software platform and marketplace to help service providers and clients do business.

The principal mechanism for the use of this marketplace is anticipated to be a computer application that is deployed on mobile devices. This system will allow clients seeking a service to post their need (for example, a client seeking someone to do yard work, run an errand, perform at an event, tutor, provide technical support, etc.) , view local service providers interested in providing help, and ultimately select a service provider to provide service. The system would also accommodate the billing and financial transactions electronically without cash, checks, or other forms of physical world payment. Clients would be able to rate providers, and providers would be able to rate clients, creating a method of accountability in which clients and providers who act politely and professionally are rewarded. The system would include a website, mobile device application software, and central server(s).

The Company believes there is an untapped need for this marketplace, and that the advent of smartphones with built-in GPS capabilities makes this product potentially very functional and practical.

2.2 THE COMPANY"S CURRENT OPERATIONS To date, the Company has had extremely limited operations. It is actively developing website and a mobile device software application to create its marketplace platform to connect service providers with clients.

2.3 THE COMPANY"S PROSPECTIVE OPERATIONS
 The Company intends to develop its beta systems (Version .5) and then test its marketing and its systems in a small market, likely local to its headquarters in Peterborough, New Hampshire, USA.
The Company intends to learn from its experiences in its initial test market, refine its software and marketing strategy and deploy its marketing and systems into a slightly larger market. The Company plans to continue this iteration of development, deployment, and learning and ultimately test a large metropolitan market. These initial markets are likely to be within the United States.

2.4 UNAUDITED FINANCIAL STATEMENTS
The Company has had very limited operations to date. Exhibit
A to this Offering Memorandum contains an unaudited management balance sheet as of its inception on September 10, 2015. The balance sheet has not been reviewed or passed upon by a certified public accountant or any other person. The Company does not intend to update these financial statements at any time after the Offering has been commenced.

2.5 SYSTEMS, SERVERS AND TECHNOLOGY

The Company has chosen to develop its web software platform utilizing Microsoft"s .NET framework and Microsoft SQL-Server database structures. The Company has chosen to develop its beta mobile applications in Phone Gap, an open source compiler that allows a single set of source code to be compiled to run on multiple mobile devices/operating systems, such as Android" , iPhone", and Blackberry". While a multiple-platform compiler such as Phone Gap does not generate code that is efficient and capable as fully natively written code, the efficiencies of scale of a multiple-platform compiler are a positive tradeoff during early development. The Company"s content delivery systems and web servers are currently hosted by Rackspace and GoDaddy.com, which provide content delivery system security, servers, managed backup and support. The Company"s development code utilizes cloud-based sub-version technologies that offer managed version consistency and control.

3. MANAGEMENT & CONTRACTORS

As of the date of this Offering Memorandum, substantially all of the Company"s software development operations are conducted using independent contractors and software developers based outside the United States. The Company utilizes geographically disbursed contractors to manage costs and increase the scalability of its operations. Its website development team includes contractors in Pakistan and India, its marketing team includes contractors in the United States, Philippines and Bangladesh, and its Server Administrators are located in India.
The Company intends to continue to utilize offshore resources and contractors for its development. However, a portion of the proceeds of this Offering are expected to be used to hire employees of the Company.

Management

Mr. Akhil Garland is the Company"s Chief Executive Officer, as well as the Chief Executive Officer of PeoplesVC, Inc., the Company"s initial investor. Mr. Garland holds a B.A. in mathematical sciences from Connecticut College, which he received in 1985. Mr. Garland previously was the Information Technology director for Community Care Systems, Inc., an international healthcare company headquartered in Boston as well as the IT Director for the Massachusetts College of Art in Boston. Mr. Garland was founder and CEO of Essential.com (an internet energy and communications marketplace that raised over $80 million in venture capital financing), Garland Enterprises, Inc. (an internet publishing business) and Utopia Living, Inc. (also doing business as Book-A-Home-Now.com). Mr. Garland was a founder of Flying Networks, Inc. (a company that manufactured insect traps). Mr. Garland founded PeoplesVC, Inc. in December of 2012. In the past five years, Mr. Garland was formerly a director of The Well Inc., a 501(c)(3) nonprofit, CrowdfundVC, LLC, Wall + Main, Inc., PeoplesVC, Inc., PeoplesVC LLC, CrowdfundVC, and International App Factory LLC. He is currently a director and president of Utopia Living, Inc. As of the date of this Offering Memorandum, Mr. Garland has not yet received any cash compensation for his work for the Company. The Company currently intends to pay Mr. Garland a monthly salary of $4,000 after the completion of this Offering, which amount may be adjusted in the future depending on the Company"s business, performance and operations. Board of Directors

The Company currently has two members of its Board of Directors: Mr. Akhil D. Garland, and Mr. Jason N. Garland. Mr. Jason N. Garland has served as the Director of Social Media for PeoplesVC, Inc. since 2012, and is currently enrolled in the University of Vermont as an undergraduate class member of 2016, with a double major in Mandarin and Asian Studies, and a minor in Spanish and Mathematics. The Company may increase the number of directors in the future.

Board of Advisors

The Company plans to have informal board of advisors who share ideas and feedback about the Company"s direction with Mr. Garland. The board of advisors will exercise no management authority over the Company and the members of the board of advisors will owe no fiduciary or other duties to the Company. The members of the board of advisors will receive stock options issued pursuant to the Company"s 2015 Non- qualified Stock Option Plan in exchange for their services. As of the date of this Offering Memorandum, there are no members of the Company"s Board of Advisors.

4. PLAN OF DISTRIBUTION The Shares will be offered to prospective investors by the management of the Company and, if the Company"s management deems it necessary, qualified licensed personnel, pursuant to state and federal security laws, rules and regulations, as set forth elsewhere in this Offering Memorandum. This Offering is made solely through this Offering Memorandum, and all general solicitation and advertising is qualified in its entirety by the content of this Offering Memorandum. No person is authorized to engage in any general solicitation of this Offering except as authorized in writing by the Company. The Company and its management or other authorized personnel will use their best efforts during the Offering Period to find eligible Investors who desire to subscribe for the Shares in the Company. These Shares are offered on an "all or none" basis with regard to the first two hundred thousand (200,000) Shares, and on a "best efforts" basis with regards to the remaining seventeen million (18,800,000) Shares. Management of the Company reserves the right, but has no obligation to, purchase up to four hundred thousand (400,000) Shares of the Company in this Offering for investment purposes on the same terms as other Investors, which amount will count toward the minimum investment. There is no assurance that any or all of the Shares will be sold. In the event that the Company does not sell the minimum amount of two hundred thousand (200,000) Shares for gross proceeds of $56,000 (which may include Shares sold to management of the Company in this Offering) prior to 5:00pm EST 12 MONTHS FROM COMMENCEMENT OF OFFERING, all amounts will be returned to investors by the Escrow Agent without deduction, interest or setoff. The Company may reject subscriptions in its sole discretion for any reason. The Offering Period will begin as of the date of this Offering Memorandum and will close no later than 5:00 pm New York City 12 MONTHS FROM COMMENCEMENT OF OFFERING.

5. SOURCES AND USES The gross proceeds of the Offering to the Company will be a minimum of fifty six thousand dollars ($56,000) and a maximum of five million, three hundred and twenty thousand ($5,320,000). However, the actual proceeds available to the Company will be reduced by the expenses of the Offering, including the costs of preparing this Offering Memorandum and the marketing, filing, printing, legal, accounting and other fees and expenses related to the Offering. In addition, although the Company currently intends to sell the Shares through its officers and directors, who will not receive any additional compensation for their efforts, the Company reserves the right to hire a placement agent. Any such placement agent will be a registered broker or dealer who is a member of the FINRA, and may receive commissions of up to ten percent (10%) of the gross amount of the Shares sold (such percentage to be determined in the Company"s discretion), in which case the gross proceeds to the Company will be diminished by up to an additional 10%. The amount of any such commissions, and the reduction in proceeds available to the Company, will not be taken into account in determining whether the minimum number of 200,000 Shares for gross proceeds of $56,000 required to close the Offering have been sold. The table below sets forth the use of proceeds for both the minimum and maximum offering amounts assuming no placement agent and based upon the Company"s current estimate of the Offering expenses and its operational needs.

SOURCES

                  Minimum Amount      Percent of Proceeds (%)      Maximum Amount         Percent of Proceeds (%)

Gross Proceeds    $56,000             100%                         $5,320,000             100%



USES


                        Minimum Amount     Percent of Gross Proceeds(%)  Maximum Amount         Percent of Gross Proceeds (%)

Offering Expenses
Legal                   $5,000             8.9%                          $27,000                0.5%
Marketing<F1>           $15,000            26.8%                         $150,000               2.8%
Other                   $10,000            17.9%                         $20,000                0.4%

Total Expenses          $25,000            44.6%                         $197,000               3.7%

Net Proceeds            $31,000            55.4%                         $5,123,000             96.3%

Operational Uses

Marketing               $5,200             16.77%                        $671,750               13.11%
Information Tech.       $15,750            50.81%                        $1,760,000             34.35%
Office & Utilities      $450               1.45%                         $90,900                1.77%
Wages & Benefits        $2,562             8.26%                         $1,330,750             25.98%
Equipment & Licenses    $4,250             13.71%                        $44,610                .87%
Professional Services   $1,425             4.6%                          $88,740                1.73%
Travel & Entertainment  $363               1.17%                         $45,450                .98%
Contingency<F2>         $1,000             3.23%                         $1,090,800             21.29%

Total Operational
Uses of Net Proceeds    $31,000            100.0%                        $5,123,000             100.0%

<F1>
The Company initially expects to (but is not obligated to) spend up to $5,200 to market the Offering. After the initial closing of the Offering, depending on the success of the marketing efforts, the Company reserves the right to commit an additional $1,436 to marketing of the Offering for each $56,000 of subscriptions it accepts in excess of $56,000. The total marketing spending for the Offering is not expected to exceed $150,000.
<F2>
Contingency represents a reserve of funds that management may use at its discretion to pay for operational or offering expenses that exceed management"s current estimates for such expenses or that are otherwise not captured by the categories above. Assuming this Offering represents a Qualified Financing for purposes of the Company"s Convertible Notes (see "Capitalization & Indebtedness"Indebtedness"Convertible Notes" located elsewhere in this Offering Memorandum), the Company reserves the right to use the Contingency funds to repurchase the Convertible Notes in accordance with their terms such that they do not automatically convert into Shares in this Offering. If the Company raises the minimum amount of $56,000 in the Offering, we currently expect this amount to last for not more than four (4) months of operations; if we raise the maximum amount of $5,320,000, we currently expect it to last us for not more than a total of thirty-eight (38) months of operations.



6. CAPITALIZATION & INDEBTEDNESS 6.1 EQUITY CAPITALIZATION
The following table summarizes the capitalization of the Company as of the date of this Offering Memorandum.

Equity Capitalization
         >

		                       Common Shares          Options


PeoplesVC, Inc.                25,000,000



Other Investors

qaZING 2015 Stock Plan
(5,000,000 shares authorized)

Contractors                                           0

Board of Advisors                                     0

Reserved for issuance                                 5,000,000

Total                          25,000,000             5,000,000





As of the date of this Offering Memorandum, the Company has authorized sixty million (60,000,000) shares of common stock, par value $0.001 ("Common Stock") and twenty million (20,000,000) shares of preferred stock, par value $0.001 ("Preferred Stock").

Common Stock

As of the date of this Offering Memorandum, 25,000,000 shares of Common Stock have been issued, all of which are owned by PeoplesVC, Inc., a Delaware corporation formed on December 17, 2012. In addition, as of the date of this Offering Memorandum, there are also 5,000,000 shares of un-issued Common Stock for the Company"s Stock Option Plan - .see below under ""qaZING 2015 Non-qualified Stock Option Plan" for more information.

Preferred Stock

As of the offering date, the Company has authorized 20,000,000 shares of Preferred Stock. No Preferred Stock shares are currently outstanding.

qaZING Stock Plan

On September 18, 2015, the Company adopted the qaZING, Inc. 2015 Nonqualified Stock Option Plan, authorizing the grant of stock options exercisable for up to 5,000,000 shares of Common Stock. As of the date of this Offering Memorandum, no options to acquire up shares of Common Stock are promised or outstanding relating to grants to advisors and consultants of the Company. These grants vest over terms ranging from two to four years subject to the grantee"s continued service to the Company. In the event of a sale of all or substantially all of the Company"s assets, or a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person, or another transaction materially similar in effect, each outstanding option shall either be
(i) assumed or an equivalent option or right shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, or (ii) terminated in exchange for a payment of cash, securities and/or other property equal to the excess of the fair market value of the portion of the option that is vested and exercisable immediately prior to the consummation of the corporate transaction over the per share exercise price thereof.

6.2 INDEBTEDNESS

Line of Credit Agreement

On October 15, 2015, the Company entered into a $100,000 line of credit agreement with PeoplesVC, Inc. (the "Line of Credit Agreement"). PeoplesVC, Inc., as of the offering date of this Offering Memorandum, owns 25,000,000 shares of the Company"s common stock. Advances under the Line of Credit Agreement bear interest at a rate of 3% per annum. Any unpaid principal and interest amounts are due on December 1, 2016. PeoplesVC, Inc. has the right to reject any request for an advance in its sole discretion.

As of the date of this Offering Memorandum, $10,000 has been drawn under the Line of Credit Agreement, however, the Company expects to draw some or all of the funds available under the Line of Credit Agreement to fund its operations and offering expenses during the pendency of this Offering. The Company has no obligation to draw funds from the Line of Credit Agreement.

7. RISK FACTORS

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. AN INDIVIDUAL
CONTEMPLATING INVESTMENT IN THIS OFFERING SHOULD GIVE CAREFUL
CONSIDERATION TO THE ELEMENTS OF THE RISK SUMMARIZED BELOW, AS WELL AS THE OTHER RISK FACTORS IDENTIFIED ELSEWHERE IN THIS OFFERING MEMORANDUM.

RISKS RELATED TO THE COMPANY

The Company has a very limited history of operations.

qaZING, Inc. commenced operations September 10th, 2015. Accordingly, the Company has an extremely limited history upon which an evaluation of its prospects and future performance can be made. The Company"s proposed operations are subject to all business risks associated with new enterprises. The likelihood of the Company"s success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the expansion of a business, operation in a competitive industry, and the continued development of advertising, promotions and a corresponding customer base. There is a possibility that the Company could sustain losses in the future. There can be no assurances that qaZING, Inc. will ever operate profitably.

The Company is and will continue to be controlled by its initial investor, PeoplesVC, Inc., and the interests of PeoplesVC, Inc. may differ from yours.

PeoplesVC, Inc. currently owns one hundred percent (100%) of the issued and outstanding Common Stock. Such ownership will enable PeoplesVC, Inc. to continue to control the Company"s policies and affairs after this Offering. Even if the maximum of nineteen million (19,000,000) Shares are sold in this Offering and all shares of Common Stock reserved for issuance under the Company"s 2012 PeoplesVC Non-qualified Stock Plan are issued, and management does not purchase any Shares in the Offering, PeoplesVC, Inc. will continue to hold voting power over a majority of the Common Shares. In addition, the Company"s Chief Executive Officer, Mr. Garland, is the sole member of the Board of Directors of the Company. In addition, Mr. Garland, as of the date of this Offering Memorandum, has a controlling interest in PeoplesVC, Inc. His voting power will permit him to continue to remain the sole director after this Offering, even if the other shareholders of the Company desire to remove him. You should be aware that the interests of PeoplesVC, Inc., and its controlling shareholder Mr. Garland, may differ from yours in material respects. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of Mr. Garland might conflict with your interests as an equity holder. Mr. Garland may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in his judgment, could enhance his equity investment, even though such transactions might involve risks to you as an equity holder, including the incurrence of additional indebtedness.

The Company relies solely on Mr. Akhil Garland to manage its affairs.

Mr. Garland is the Company"s Chief Executive Officer and sole employee. All decisions with respect to the management of the Company will be made exclusively by Mr. Garland and any employees he may choose to hire. The holders of Shares will not have the right or power to take part in the management of the Company. Accordingly, no person should purchase Shares unless he or she is willing to entrust all aspects of the management of the Company to Mr. Garland and any employees he may choose to hire.
Mr. Garland is not currently bound to the Company by any employment contract or other similar arrangement, nor has the Company purchased any life insurance over Mr. Garland. The loss of Mr. Garland could have a material adverse effect on the Company. Since we are not a public company, we are not subject to the information delivery and internal control requirements that are imposed upon public companies.

The Company will not have any securities registered under the Securities Act. As a result, the Company will not file any periodic or other public reports with the Securities and Exchange Commission or deliver proxy statements or information statements in connection with stockholders" meetings. In addition, the Company is not subject to the provisions of the Sarbanes-Oxley Act of 2002 or the liability provisions of the Exchange Act and officers of the Company are not required to publicly certify the accuracy and completeness of any financial statements or other information relating to the Company. As a result, your ability to obtain information regarding Parent and its subsidiaries in the future will be limited.

Similarly, there have been many recent legislative enactments, such as the Sarbanes-Oxley Act of 2002, which impose new internal control requirements upon public companies and have caused public companies to implement changes in their corporate governance practices. These new internal control requirements help to safeguard assets and prevent inefficient use of assets and wrongdoing. However, since these requirements are only imposed upon public companies and are very costly to implement, it is most likely that we will not implement many or any of these requirements. Therefore, our internal controls may not be as strong as those of many public companies.

The Company may have a geographically dispersed workforce.

The Company may utilize offshore resources such as offshore software developers, which, while providing significant cost savings as compared to hiring comparable U.S. resources, could present additional risks as it can be more difficult to manage costs and team members who are located in remote locations. As of the date of this Offering Memorandum, the Company"s website development team includes contractors in Pakistan and India, its marketing team includes contractors in the United States, Philippines and Bangladesh, and its Server Administrators are located in India. The Company intends to continue to utilize offshore resources and contractors for its development, for the advantages of both cost reduction and scalability. The Company"s outsourced model offers the advantages of cost and scale, but the disadvantages include the challenges of communication and a sense of physical community. A geographically dispersed workforce could yield poor results and ultimately contribute to the failure of the Company.

RISKS RELATED TO THE COMPANY"S BUSINESS The Company expects the providers that use its software marketplace to be Independent
Contractors, but local, state, or federal authorities could require them to be classified as employees.

The Company"s proposed business plan provides for the Company to create a software marketplace to connect clients seeking services with providers seeking to earn money. Providers would not be employees subject to employment tax, benefits, workman"s compensation insurance, and instead would be classified as independent contractors, acting on their own free will. Labor law and the determination of the classification of workers centers around the concept of control " who controls workers or providers that are offering services. Two main categories of control are considered to be "behavioral control" and "financial control." The Company"s business plan is to create a model that minimizes behavioral and financial control of service providers such that they would be classified as independent contractors. There can be no assurance, however, that local, state, and/or federal agencies will agree that the Company"s workers are indeed independent contractors, and should the Company"s independent contractors be required to be classified as employees, additional costs could be incurred by the Company that cause its business model to fail.
The Company may be exposed to significant liability by operating as a marketplace for services.

While the Company intends to create a free marketplace in which clients seeking services can connect with, and pay service providers, it is possible that inappropriate and/or illegal behavior by its marketplace users, or accidents by its users, could cause personal damage or harm to its marketplace users. Incidents like these could cause claims against the Company and its management, and/or negative press, which could disrupt or destroy its ability to operate profitably, causing it to ultimately fail.

The Company"s business plan calls for expansion that may be more costly and time-consuming than we anticipate.

Any expansion of operations the Company may undertake will entail risks. Such actions may involve specific operational activities which may negatively impact the Company. Consequently, investors must assume the risk that (i) such expansion may ultimately involve expenditures of funds beyond the resources available to the Company at that time, (ii) management of such expanded operations may divert management"s attention and resources away from its existing operations, (iii) such expansion may require more time to complete than management forecasts, and (iv) such expansion may require significant investment in regulatory compliance, all of which may have a material adverse effect on the Company"s present and prospective business activities. The Company may not be able to develop a customer base and market acceptance.
While the Company believes it can develop a customer base through the marketing and promotion of its website and corresponding mobile device application technology, the inability of the Company to develop such a customer base could have a material adverse effect on the Company. Although the Company believes that its product matrix and its interactive technologies will offer advantages over competitive companies and products, no assurance can be given that our products and website will attain a degree of market acceptance on a sustained basis or that it will generate revenues sufficient for sustained profitable operations. The Company faces substantial competition.

Competition for the Company is expected to come in many forms, including existing errand-related companies such as TaskRabbit" and ThumbTack" , home-services companies such as AngiesList", virtual contractor sites such as UpWork", vertical service providers such as Uber", will present significant risks. There is the possibility that new competitors could seize upon qaZING, Inc."s business model and produce competing products or services with similar focus. Any of these new competitors could be better capitalized than the Company or could execute their business model more effectively, which could give them a significant advantage. There is the possibility that the competitors could capture significant market share of qaZING, Inc."s intended market. Mobile Device Application Software is complex and the Company has little experience in this activity. To date the Company has not produced any mobile device application software. To the extent that the Company outsources production of such software to third parties, the Company may lose control over quality and consistency of production. These risks may have a material adverse affect on the Company and require changes to the business plan, revenue model and/or require us to obtain additional financing sooner than expected.

The Company may face unanticipated obstacles to the execution of its business plan, and its business plan may change significantly in the future. Management believes that the Company"s chosen activities and strategies are achievable in light of current economic and legal conditions with the skills, background, and knowledge of the Company"s principals and advisors. There can be no assurance, however, that the Company"s proposed business plan is in fact achievable.
Management reserves the right to make significant modifications to the Company"s stated strategies depending on future events. In such a case, the Company"s business plans may change significantly, and among other things we may enter new lines of business, eliminate existing or proposed lines of business and/or change our revenue model.
The Company is dependent on its technology platform to operate its business.

The Company will be dependent upon the successful and continuous functioning of its website and related technology platforms in order to operate its business. If the platform fails to perform as it has been designed, or is subject to malware, viruses, bugs or other defects, the Company may suffer operational, financial and reputational harm. If the Company"s security measures are inadequate, customer financial information may be compromised and the Company could be exposed to material lawsuits and other claims. In addition, if the technology platform fails to scale to handle a sufficiently large number of transactions, the Company may not be able to operate profitably. Any shortcomings in the technology platform could have material adverse effect on the Company.

The Company may not be able to adequately protect its intellectual property.

The Company does not currently have any registered intellectual property. In certain cases, the Company may rely on trade secrets to protect intellectual property, proprietary technology and processes that the Company has acquired, developed or may develop in the future. There can be no assurance that secrecy obligations will be honored or that others will not independently develop similar or superior products or technology. The protection of intellectual property and/or proprietary technology through claims of trade secret status has been the subject of increasing claims and litigation by various companies both in order to protect proprietary rights as well as for competitive reasons even where proprietary claims are unsubstantiated. The prosecution of proprietary claims or the defense of such claims is costly and uncertain given the uncertainty and rapid development of the principles of law pertaining to this area. The Company, in common with other firms, may also be subject to infringement or other claims by other parties with regard to the use of intellectual property, technology information and data, which may be deemed proprietary to others. The Company may be subject to risks inherent to general economic conditions in the US and worldwide.

The financial success of the Company may be sensitive to adverse changes in general economic conditions in the United States and worldwide, such as recession, inflation, unemployment, and interest rates. Such changing conditions could reduce demand in the marketplace for the Company"s services.

RISKS RELATED TO THE OFFERING AND THE SHARES

The offering price for the Shares was determined arbitrarily by the Company.

The offering price for the Shares being offered in the Offering was arbitrarily determined by the Company and bears no relationship to the assets, book value, earnings, or other established criteria of value. In determine the offering price, such factors as the limited financial resources of the Company, the nature of the Company"s assets, estimates of the growth potential of the crowdfunding industry, the amount of equity and voting control desired to be retained by the Company"s existing equity holders, the amount of dilution to investors, and the general conditions of the securities market, were considered.

The Shares are subject to transfer restrictions and are illiquid.

The Shares have not been registered under the Securities Act3, as amended, or qualified or registered under the securities laws of any state and, therefore, neither the Shares nor that the Common Stock that they are convertible into may be resold unless such securities are subsequently so registered or qualified or an exemption from such registration is available. The Company does not intend to register the Shares or the Common Stock under the Securities Act , as amended, or under the laws of any state. Prospective Investors will be required to represent in writing that they are purchasing the Shares for their own account for long-term investment and not with a view towards resale or distribution. The Company has no obligation to redeem or retire the Shares, or pay any dividends on the Shares, at any time. Accordingly, purchasers of Shares must be willing and able to bear the economic risk of their investment for an indefinite period of time. It is unlikely that Investors will be able to liquidate their investment in the event of an emergency. It is not expected that there will ever be a public market for the Shares because there will be only a limited number of Shares offered and they are subject to restrictions on transferability.

The Shares are being offered pursuant to a newly available exemption under the JOBS Act of 2012.

The Shares are being offered for sale in reliance upon a newly effective exemption under title IV of the JOBS Act. This exemption permits an issuer to engage in general solicitation or general advertising of the offering and selling of securities pursuant to Rule Regulation A. We believe that this Offering is one of the first offerings to take advantage of this exemption. If we have incorrectly interpreted any provision of Rule Regulation A or the applicable related securities laws, or if retroactive regulations are implemented that result in our violation of the exemption, we may be required to offer rescission rights for the Shares and our financial condition may be in jeopardy. If any purchasers were to obtain rescission, the Company would face significant financial demands, which could adversely affect the Company as a whole, as well as the investments of any non-rescinding purchasers. We may incur substantial indebtedness that could have a material adverse effect on the Company. In addition to our $100,000 Line of Credit Agreement, we may incur additional debt in the future to fund all or part of our capital requirements. Any future debt obligations could:
* make it more difficult for us to satisfy our other obligations; * require us to dedicate a substantial portion of any cash flow we may generate to payments on debt obligations, which would cause losses and reduce the availability of cash flow to fund working capital, capital expenditures and other corporate requirements; * placing us at a competitive disadvantage compared to our competitors with less indebtedness * impede us from obtaining additional financing in the future for working capital, capital expenditures, acquisitions and general corporate purposes; and * make us more vulnerable in the event of a downturn in our business prospects and limit the our flexibility to plan for, or react to, changes in our business or industry. If we were to fail in the future to make any required payment pursuant to the Line of Credit Agreement or under other agreements governing indebtedness we may undertake, we may be forced to go out of business and seek protection under bankruptcy laws, which could harm our future operations and overall financial condition and could lead to the loss of your entire investment in our Company. Investors in the Shares will have limited ability to affect how we conduct our operations. Investors in the Shares will have no right to direct how we conduct our operations. However, under specific circumstances relating to (i) amendments to our certificate of incorporation that alter any provision defining the rights, preferences, privileges or powers of the Shares in a manner adverse to the Shares (it being expressly agreed that authorization and issuance of a new class of security, whether senior or junior to the Shares, shall not be deemed to adversely alter the rights, preferences, privileges or powers of the Shares); (ii) increases in the authorized number of Shares; or (iii) certain repurchases or redemptions of capital, or payment of any dividend on any capital stock prior to the Shares, and under the limited circumstances required by Delaware law, the holders of the Shares will be entitled to vote as a class to approve such matters. This limited list of circumstances does not cover every action that could be taken by the Company that would be adverse to Investors in the Shares. Holders of a majority of the Shares may grant waivers, amend rights and/or approve matters that adversely affect your interest in the Shares. The rights of holders of the Shares are set forth in the Company"s Investor Rights Agreement (Exhibit D) and Certificate of Incorporation (Exhibit E). The rights, preferences, privileges or powers pertaining to the holders of the Shares as set forth in these documents may generally be amended, waived or modified by holders of a majority of the outstanding Shares. Any such amendment, waiver or modification, and any consent as described above under "" Investors in the Shares will have limited ability to affect how we conduct our operations," will be approved by the holders of at least 50% of the outstanding Shares. This means that other holders of the Shares may approve a decision that you disagree with, and you will be bound by their decision. In the event that one or a group of individuals acquires control over 50% of the outstanding Shares, they will be able to grant these approvals without any prior meeting, notice or vote by you. Management of the Company may purchase Shares in the Offering, and their interests may be different from yours. Management of the Company reserves the right, but has no obligation to, purchase up to four hundred thousand (400,000) Shares of the Company in this Offering for investment purposes on the same terms as other Investors. To the extent management of the Company purchases any Shares, they will be entitled to participate in any series or class vote of the Shares, and their interests may be different from the interests of outside Investors. We have not paid dividends in the past and do not expect to pay dividends in the future. Although the Shares are entitled to receive dividends on the Common Stock , we have never paid cash dividends on our Common Stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if our stock price appreciates. Future issuance of preferred stock could adversely affect the holders of common stock and the Shares.

The Company may in the future issue one or more new series of preferred stock that have rights that are on parity with or senior to those of the Shares. Any such issuance would result in dilution to the holders of the Shares, including from both an economic and voting perspective. The interests of investors in new preferred shares may be different from yours, and there can be no assurance that the number of preferred shares issued in the future will not outnumber the Shares, such that the Shares represent a minority of the preferred shares. In such a case, your interest in the Company could be materially adversely affected.
In addition, a new issuance of preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the company or, alternatively, granting the holders of preferred stock rights that would entrench management. In doing so, management would be able to severely limit the rights of stockholders to elect the board of directors, and could limit potential liquidity opportunities for your Shares. We cannot assure you that a change in control, public offering or other future liquidity event will occur or that, if such a transaction occurs, you will be allowed to participate therein and/or realize any return on your investment. There are no assurances that the Company will engage in the future in a change in control transaction, an initial public offering or other event that would allow Investors to realize a return on their investment. In addition, if and when any such liquidity event was to occur, we are providing no assurances as to what the terms and conditions of such liquidity event may be or whether you will be entitled to participate (if at all) in such a liquidity event on the same terms as senior management or any other stockholders of the Company. Investor funds may be tied up for a substantial period and subjected to risk in an escrow account.

Under the terms of the Offering, investors" funds may be held in escrow until the expiration of this Offering , and then returned without interest in the event there is no closing under the Offering or if your subscription is not accepted. It is possible that Investors' funds may be held in escrow for a considerable period of time, without interest or other compensation.

The Investor"s funds will be held by Continental Stock Transfer & Trust Company, as escrow agent, and will be invested or deposited by the escrow agent in accounts in the escrow agent"s discretion. Investors" funds may still be subject to risk of loss in the event that any such investments or deposits do not retain their full value.

The Company"s capitalization is a risk.

Prior to this Offering, the Company was funded by PeoplesVC, Inc. Independent of the amounts raised in this Offering the Company does not have any other assets or operations available to apply to its operations and existing obligations. The Company does have the right to borrow up to $100,000 under its Line of Credit Agreement, although it expects to draw some or all of these amounts during the pendency of this Offering. If the Company raises the minimum amount of $56,000 in the Offering, we currently expect this amount to last for not more than four (4) months of operations; if we raise the maximum amount of $5,320,000, we currently expect it to last us for not more than a total of thirty-eight
(38) months of operations. The actual amount of time that such funds last may be less. Even if the Company raises the maximum amount in this Offering, it may need to raise additional capital in the future to fund its operations and proposed business, and there is no guarantee that it will be able to do so.

Our Chief Executive Officer has broad discretion in the use of the proceeds from this Offering.

The net proceeds from this Offering will be used for the purposes described under "Use of Proceeds" and "Sources and Uses." The Company has broad discretion to use the funds obtained from this Offering for general working capital purposes, which may include purposes not presently contemplated which the Company deems to be in the best interests of the Company and its investors. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of management with respect to application and allocation of the net proceeds of this Offering. Investors for the Shares offered hereby will be entrusting their funds to the Company"s management, upon whose judgment and discretion the investors must depend.

The Company may need to raise additional capital in the future, which could dilute, subordinate or otherwise adversely affect your investment in the Shares.

The Shares being offered hereby are being offered on an "all or none" basis only with respect to the first two hundred thousand Shares of the Offering, with the remaining seventeen million Shares being undertaken on a strictly "best efforts" basis. If the Company raises the minimum amount of $56,000 in the Offering, we currently expect this amount to last for not more than four (4) months of operations; if we raise the maximum amount of $5,320,000, we currently expect it to last us for not more than a total of thirty-eight (38) months of operations. The actual amount of time that such funds last may be less. Thereafter, we may need to raise additional capital. Any equity financing may be dilutive to equity holders, and debt financing, if available, would increase expenses and may involve restrictive covenants and/or the grant of security interests on our property. We may be required to raise additional capital at times and in amounts that are uncertain. Under these circumstances, if we are unable to acquire additional capital or are required to raise it on terms that are less satisfactory than desired, it may have a material adverse effect on our financial condition. To the extent we need to raise additional capital, we may do so in the near future, if conditions in the markets are favorable. Any additional capital could take the form of public or private equity or debt financing. Such financings may not be available to us on commercially reasonable terms, or at all. If additional capital is needed and either unavailable or cost prohibitive, we may need to change our business plan or reduce or curtail operations. You should consult your own tax and legal advisors concerning tax risks.
We urge each prospective Investor to consult with its own representatives, including its own tax and legal advisors, with respect to the federal (as well as state and local) income tax consequences of this investment before purchasing any Shares. Prospective Investors should not construe the information set forth in this Offering Memorandum as providing any tax advice and this Offering Memorandum is not intended to be a complete or definitive summary of the tax consequences of an investment in the Shares. Prospective Investors are advised to consult with their own tax counsel concerning the tax aspects of the investment in the Shares. 8. RELATED PARTY TRANSACTIONS
On October 15, 2015 the Company entered into a Credit Line Agreement with its initial investor PeoplesVC, Inc. The Company"s Chief Executive Officer, Mr. Akhil Garland, owns, as of the commencement date of this Offering, a majority interest in PeoplesVC, Inc. Board of Directors member Mr. Jason N. Garland is the son of the Company"s Chief Executive Officer, Mr. Akhil Garland.

Management of the Company reserves the right, but has no obligation to, purchase up to four hundred thousand (400,000) Shares of the Company in this Offering for investment purposes on the same terms as other
Investors. 9. HOW TO INVEST

An Investor who meets the qualifications as set forth in this Offering Memorandum under "Investor Suitability Requirements" may subscribe for at least the minimum purchase herein of thirty five hundred (3,500) Shares (subject to the Company"s right to accept a lesser amount) for a minimum aggregate purchase price of twenty-nine hundred and eighty dollars($980) by carefully reading this entire Offering Memorandum and by then completing and signing the Subscription Agreement, Accredited Investor Representation Letter and the Investor Rights Agreement. Please carefully read the attachments to this Offering Memorandum prior to investing.

Exhibit A UNAUDITED MANAGEMENT FINANCIAL STATEMENTS: This exhibits contains unaudited management balance sheets as at September 30, 2015, and unaudited management income statements and cash flow statements for the three-month periods ending September 30, 2015.

Exhibit B SUBSCRIPTION AGREEMENT: This contains complete instructions to Investors and should be read in its entirety by the prospective investor prior to investing. The Subscription Agreement must be signed by the Investor. By signing the Subscription Agreement, Investor is agreeing to purchase Shares and to immediately deliver the purchase price for such Shares to the Escrow Agent, subject to the Company"s right to accept or reject the subscription.

Exhibit C INVESTOR RIGHTS AGREEMENT: This agreement provides for certain rights applicable to the holders of the Shares, including preemptive rights and the right to receive annual unaudited financial statements. The Investor Rights Agreement must be signed by the Investor.

The Company reserves the right to reject any request for purchase of Shares for any reason. EXECUTION OF SUBSCRIPTION DOCUMENTS:
Once you receive access to executable Subscription Documents, they may be signed electronically at http://www.qaZING.com, or another designated website or portal. Alternatively, you may send signed paper copies of the Subscription Documents to: qaZING, Inc. Attn: Investor Resources 70 Main Street, Suite 500 Peterborough, NH 03458 Telephone: 800-892-3058
Facsimile: (888) 415-7832 Once you sign the Subscription Documents, your request for subscription may not be revoked or modified. However, your subscription will not yet have been accepted by the Company, and the Company reserves the right to refuse a subscription in its sole discretion. See "Section 11: Acceptance of Subscription Agreement by the Company" for more information. PAYMENT: All funds for the purchase of Shares must be delivered by check or wire transfer to Continental Stock Transfer & Trust Company, as Escrow Agent, concurrently with the execution of Investor"s Subscription Documents. The company will deliver detailed payment instructions to you at the time it delivers your executable Subscription Documents. In the event that the Company has sold its minimum amount of 200,000 shares and is no longer using its escrow agent for subsequent closes, the Company reserves the right to accept payments, in addition to check or wire transfer, by credit card. In the event that a purchaser chooses to pay by credit card, an additional 3% courtesy/processing fee will be charged at the time of sale.

ADDITIONAL INSTRUCTIONS FOR CERTAIN ENTITIES:

When you submit your executed Subscription Documents to the Company:

FOR CORPORATIONS. Include copy of Board resolution designating the corporate officer authorized to sign on behalf of the corporation, a Board resolution authorizing the investment, and financial statements.

FOR PARTNERSHIPS. Provide a complete copy of the partnership agreement, Accredited Investor Representation Letter, and financial statements for each General Partner.

FOR TRUSTS. Provide a complete copy of the instruments or agreements creating the trust, as amended to date.

10. INVESTOR SUITABILITY REQUIREMENTS

10.1 INTRODUCTION

Potential Investors should have experience in making investment decisions or such Investors should rely on their own tax consultants and other qualified investment advisors in making this investment decision. In order to invest in the Offering, a potential investor must satisfy the general suitability standards described in Section 10.2 below.

10.2 GENERAL SUITABILITY

Each potential Investor will be required to represent, among other things, the following by execution of a Subscription Agreement:

1. The Investor has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in this Offering.

2. The Investor has the ability to bear the economic risk of this investment, has adequate means to provide for his, her or its current needs and personal contingencies, has no need for liquidity in this investment and could afford the complete loss of the investment.

3. Investor is acquiring the Shares, for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.

4. The Investor"s overall commitment to invest in the Shares is not disproportionate to his, her or its net worth and the investment in these Shares will not cause such overall commitment to become excessive.

5. The Investor has read and understands this Offering Memorandum and all its exhibits, and has had an opportunity to ask questions of the Company and seek all additional information that he/she deemed necessary or desirable prior to committing to this investment.

6. Investor has had an opportunity to ask questions of, and receive answers from, the officers of the Company concerning the Subscription Documents, the exhibits and schedules attached hereto and thereto and the transactions contemplated by the Subscription Documents, as well as the Company"s business, management and financial affairs, which questions were answered to its satisfaction.

7. Investor acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available.

8. Investor has reviewed the transactions contemplated by the Offering Memorandum and the Subscription Documents with its own tax, accounting, financial and legal advisors, including without limitation the U.S. federal, state, local and foreign tax consequences of this investment. With respect to such matters, Investor relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral.

10.3 NON-US INVESTORS

This Offering is only being targeted to residents and citizens of the United States. This Offering is not open to investors outside the United States where prohibited by law, including without limitation any law that prohibits solicitation of investment for unregistered securities by means of general solicitation. 10.3 NON-ACCREDITED INVESTORS

Both "accredited investors" (as defined in Rule 501(a) of the Securities
Act) and "non-accredited investors" will be permitted to invest in this Offering.

11. ACCEPTANCE OF SUBSCRIPTION AGREEMENT BY THE COMPANY

The Investor Suitability Requirements referred to in this section represent minimum requirements for potential Investors. Satisfaction of these standards does not necessarily mean that the potential Investor"s Subscription will be accepted by the Company. The Company may, in fact, modify such requirements as circumstances dictate. All Subscription Agreements submitted by potential Investors will be reviewed by the Company to determine the suitability of the potential Investor in this Offering. The Company may, in its sole discretion, refuse a subscription in this Offering to any potential Investor who does not meet the applicable Investor Suitability Requirements, who otherwise appears to be an unsuitable Investor in this Offering, or for any other reason. The Company will not necessarily review or accept a Subscription Agreement in the sequential order in which it is received. No subscription shall have been accepted until such time as payment has been received by the Escrow Agent, all signed Subscription Documents shall have been delivered to the Company, and the Company shall have delivered a countersigned subscription agreement to you.

12. LITIGATION There are no lawsuits pending, or to the best knowledge of the Company and its management, no legal actions are contemplated or threatened, against the Company and/or its management. 13. TAXATION The Company is not providing any information or advice with respect to the taxation of an investment in the Shares. The tax consequences to any Investor will depend upon the particular situation of that Investor. You are strongly encouraged to consult a tax advisor prior to entering into a Subscription Agreement for the Shares.

14. WHERE YOU CAN FIND ADDITIONAL INFORMATION Reference materials described in this Offering Memorandum are available for inspection at the office of the Company during normal business hours.
Representatives of the Company will also answer all inquiries from potential Investors concerning the Company and any matters relating to its proposed operations or present activities. The Company will afford potential Investors and their representatives the opportunity to obtain any additional information reasonably necessary to verify the accuracy or the source of any representations or information contained in this Offering Memorandum. All contracts entered into by the Company are subject to modifications and the Company may make any changes in any such contracts as deemed appropriate in its sole discretion. Such recent amendments may not be circulated to Investors prior to the time of closing this Offering. However, potential Investors and their representatives may review such material or make inquiry of the Company concerning any of these and any other matters of interest at the address below:

qaZING, Inc. Attn: Shareholder Resources 70 Main Street, Suite 500 Peterborough, NH 03458 Telephone: 800-892-3058 Facsimile: 888-415-7832

EXHIBIT A

Management"s Unaudited, Non-Reviewed Financial Statements

This exhibit contains an unaudited balance sheet on September 10, 2015, at the time of the Company"s inception.

Management's Unaudited, Non-Reviewed Financial Statements <F1>


Assets:
   Current Assets
       Checking/Savings              $0.00
	   Petty Cash					 $250.00
	   Total Checking/Savings        $0.00
   Total Current Assets              $250.00

   Fixed Assets
       Furniture and Equipment       $0.00

	   Total Fixed Assets            $0.00

   Total Assets:                     $250.00

Liabilities and Equity
       Current Liabilities
	      Accounts Payable           $0.00

		  Total Accounts Payable     $0.00

	   Total Current Liabilities     $0.00
	   Total Long Term Liabilities   $0.00

    Total Liabilities                $0.00

	Equity
	      Capital Stock              $250.00
		  Retained Earnings          $0.00

	Total Equity                     $250.00

Total Liabilities and Equity         $250.00

<F1>  This balance sheet is as of the date of the Company's formation on September 10, 2015. Balance sheet as of September 30, 2015, and a statement of comprehensive income, a statement of cash flows, and a statement in changes in stockholder equity have been intentionally omitted because of the very recent formation of the Company on September 10th, 2015.


EXHIBIT B

THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR ANY OTHER JURISDICTION. THERE ARE FURTHER RESTRICTIONS ON TRANSFERABILITY OF THE SECURITIES DESCRIBED HEREIN. THE PURCHASE OF SECURITIES INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN BEAR THE RISK OF THE LOSS OF THEIR ENTIRE INVESTMENT. qaZING, INC. COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (this "Agreement") is made as of _____________, 20__, by and among qaZING, Inc., a Delaware corporation (the "Company"), and ____________________________ (the "Investor").
Authorization, Sale and Issuance of Common Stock

Authorization. The Company will, prior to the Initial Closing (as defined below), authorize (a) the sale of up to 19,000,000 shares (the "Shares") of the Company"s Common Stock, par value $0.0001 per share (the "Common Stock Shares").

Sale and Issuance of Shares. Subject to the terms and conditions of this Agreement, the Investor agrees to purchase, and the Company agrees to sell and issue to the Investor ________________________ shares of Common Stock at a cash purchase price of $0.28 per share for an aggregate purchase price of $_________________ (the "Purchase Price"). The Company is concurrently entering into purchase agreements with other investors, and the sale and issuance of the Shares to each investor is a separate sale and issuance. Once executed and delivered by Investor, this Agreement is a binding obligation of Investor and, except as otherwise required by law, is irrevocable by Investor. Closing Dates and Delivery

Closing. The purchase, sale and issuance of the Shares shall take place at one or more closings (each of which is referred to in this Agreement as a "Closing"). The initial Closing (the "Initial Closing") shall take place at the Company"s offices at 70 Main Street, 5th Floor, Peterborough, NH at 9am local time on such date as the Company determines in its sole discretion in accordance with Section 2.1(c) of this Agreement.

If less than all of the Shares are sold and issued at the Initial Closing, then, subject to the terms and conditions of this Agreement, the Company may sell and issue at one or more subsequent closings (each, a "Subsequent Closing") up to a total of nineteen million (19,000,000) Shares (including those Shares sold in the Initial Closing) to such persons or entities as may be approved by the Company in its sole discretion in accordance with Section 2.1(c) of this Agreement; provided that no Subsequent Closing shall occur after the expiration of the Offering Period (defined below). Any such sale and issuance in a Subsequent Closing shall be on the same terms and conditions as those contained herein, and such persons or entities shall, upon execution and delivery of the relevant signature pages, become parties to, and be bound by, the Investors" Rights Agreement in substantially the form attached hereto as Exhibit C (the "Rights Agreement," and together with this Agreement, the "Agreements"), without the need for an amendment to such Agreement except to add such person"s or entity"s name to the appropriate exhibit to such Agreement, and shall have the rights and obligations hereunder and thereunder, in each case as of the date of the applicable Subsequent Closing. Each Subsequent Closing shall take place at such date, time and place as shall be approved by the Company in its sole discretion.

The Company may close in whole or in part or terminate this offering of Shares under any of the following conditions:

1. Upon accepting subscriptions for the minimum offering subscription amount of an aggregate of two hundred thousand (200,000) Shares for gross proceeds of $56,000 (which may include Shares sold to management of the Company in the Offering) prior to 5:00 pm New York City time twelve months after the commencement of this offering. 2. Upon accepting subscriptions for the maximum offering subscription amount of 19 million (19,000,000) Shares for gross proceeds of $5,320,000 prior to 5:00 pm New York City time on twelve months after the commencement of this offering; or 3. After the Initial Closing, the Company may continue to accept subscriptions for Shares in Subsequent Closings until the maximum offering subscription amount has been reached or the offering is otherwise terminated.

Except as set forth in clause (1) above relating to acceptance of the minimum offering subscription amount, there are no other conditions to the closing of the subscription. The offering shall terminate at 5:00 pm New York City Time on twelve months after the commencement of this offering, or such earlier date that the Company may elect in its sole discretion (the "Offering Period").

Payment & Delivery. Concurrently with or prior to the execution of this Agreement, the undersigned is delivering (or has delivered) to the Company executed copies of the Rights Agreement and all other applicable exhibits, attachments and related documents thereto (collectively with this Agreement, the "Subscription Documents"). The undersigned, simultaneously with the delivery of the Subscription Documents to the Company, is delivering funds for the Purchase Price (assuming acceptance of the full subscription amount) by (a) check payable to the Continental Stock Transfer & Trust Company, as escrow agent for the Company (the "Escrow Agent") in accordance with the Company"s instructions, (b) wire transfer to the Escrow Agent in accordance with the Company"s instructions, (c) cancellation of indebtedness to the Company or (d) in the event that the Company has sold its minimum number of offering shares and thereby elects not to use an escrow agent, by check payable to qaZING, Inc., or (e) in the event that the Company has sold its minimum number of offering shares and thereby elects not to use an escrow agent, by bank wire transfer to an account of qaZING, Inc, (f) in the event that the Company has sold its minimum number of offering shares and thereby elects not to use an escrow agent, by credit card into an account of qaZING, Inc, in which case a 3% additional courtesy/processing fee will be charged, or (g) any combination of the foregoing. In the event that payment by an Investor is made, in whole or in part, by cancellation of indebtedness, then such Investor shall surrender to the Company for cancellation at the Closing any evidence of indebtedness or shall execute an instrument of cancellation in form and substance acceptable to the Company. In the event the Company does not sell the minimum amount (which may include Shares sold to management of the Company in this offering) of 200,000 Shares for gross proceeds of $56,000 prior to expiration of the Offering Period, all subscription amounts previously delivered to the Escrow Agent will be returned to investors by the Escrow Agent without deduction, interest or setoff.

The undersigned understands and agrees that the Company reserves the right, exercisable in its sole discretion, to accept or reject any subscription, in whole or in part, for any reason and that the undersigned will be notified by the Company as promptly as practicable as to whether his or its subscription has been accepted or rejected. Subscriptions need not be accepted by the Company in the order received, and the Shares may be allocated among subscribers. If the undersigned's subscription is accepted, in whole or in part, by the Company, the Company will execute this Agreement and return it to the undersigned. If this subscription is rejected by the Company, either in whole or in part, all funds, in the case of a rejection of the subscription in whole, or those funds representing the amount of the subscription not accepted by the Company, in the case of a rejection of the subscription in part, will be returned to the undersigned as promptly as practicable by the Escrow Agent. If this subscription is rejected in whole by the Company, this Agreement shall be null, void and of no effect. The undersigned does not have the right to withdraw or revoke his or its subscription during the Offering period, except as provided by certain state laws.

The Shares will be maintained on the books and records of the Company in book-entry format. At the Closing, the Company will deliver to the Investor a notice of issuance indicating that the share register of the Company has been updated to reflect the number of Shares that the Investor is purchasing in such Closing against payment of the Purchase Price therefore. Representations and Warranties of the Company

The Company hereby represents and warrants to the Investors as follows:

Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted, to execute and deliver the Agreements, to issue and sell the Shares and and to perform its obligations pursuant to the Agreements. The Company is presently qualified to do business as a foreign corporation in each jurisdiction where the failure to be so qualified could reasonably be expected to have a material adverse effect on the Company"s financial condition or business as now conducted (a "Material Adverse Effect").

Capitalization. Immediately prior to the Initial Closing, the authorized capital stock of the Company will consist of sixty million (60,000,000) shares of Common Stock, of which twenty-five million (25,000,000) shares will be issued and outstanding, five million are reserved for the Company"s 2015 Stock Option Plan.

Immediately prior to the Initial Closing, the outstanding shares will have been duly authorized and validly issued in compliance with applicable laws, and are fully paid and nonassessable. Immediately prior to the Initial Closing, the Company will have reserved:

(i) the Shares for issuance pursuant to this Agreement;

(ii) shares of Common Stock (as may be adjusted in accordance with the provisions of the Restated Certificate) for issuance upon conversion of the Shares; and (iii) five million (5,000,000) shares of Common Stock authorized for issuance to employees, consultants and directors pursuant to its qaZING, Inc. 2015 Non-Qualified Stock Option Plan.
The Shares, when issued and delivered and paid for in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable. The Shares will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the Investors; provided, however, that the Shares are subject to restrictions on transfer under U.S. state and/or federal securities laws and as set forth herein and in the Rights Agreement. Except as set forth in the Rights Agreement, the Shares are not subject to any preemptive rights or rights of first refusal.

Authorization. All corporate action on the part of the Company and its directors, officers and stockholders necessary for the authorization, execution and delivery of the Agreements by the Company, the authorization, sale, issuance and delivery of the Shares, and the performance of all of the Company"s obligations under the Agreements has been taken or will be taken prior to the Initial Closing. The Agreements, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except (i) as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.

Compliance with Other Instruments. The Company is not in violation of any material term of its Certificate of Incorporation or Bylaws, each as amended to date, or, to the Company"s knowledge, in any material respect of any term or provision of any material indebtedness, contract or agreement to which it is party which would have a Material Adverse Effect. To the Company"s knowledge, the Company is not in violation of any federal or state statute, rule or regulation applicable to the Company the violation of which would have a Material Adverse Effect. The execution and delivery of the Agreements by the Company, the performance by the Company of its obligations pursuant to the Agreements, and the issuance of the Shares and the Conversion Shares, will not result in any material violation of, or materially conflict with, or constitute a material default under, the Company"s Certificate of Incorporation or Bylaws, each as may be amended to date. Representations and Warranties of the Investors

Investor hereby represents and warrants to the Company as follows:

No Registration. Investor understands that the Shares and the Conversion Shares, have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Investor"s representations as expressed herein or otherwise made pursuant hereto. Investor understands that the Offering Memorandum for the Shares, dated [TBD] (as it may be amended or supplemented from time to time, the "Offering Memorandum") and Subscription Documents have not been filed with or reviewed by the Securities and Exchange Commission or the securities department of any state and no securities administrator of any state or the federal government has recommended or endorsed this Offering or made any finding or determination relating to the fairness of an investment in the Company.

Investment Intent. Investor is acquiring the Shares, for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to any of the Shares. Investor will hold the Shares and Conversion Shares as an investment and has no reason to anticipate any change in circumstances or other particular occasion or event, which would cause Investor to attempt to sell any of the Shares or Conversion Shares.

Investment Experience. Investor has substantial experience in evaluating and investing in transactions of securities in early stage companies similar to the Company and acknowledges that such Investor can protect its own interests. Investor has such knowledge and experience in financial and business matters so that Investor is capable of evaluating the merits and risks of its investment in the Company.

Speculative Nature of Investment. Investor understands and acknowledges that the Company has an extremely limited financial and operating history and that an investment in the Company is highly speculative and involves substantial risks. Investor confirms that the Company has not
(A) given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the Shares or (B) made any representation to the undersigned regarding the legality of an investment in the Shares under applicable legal investment or similar laws or regulations. Investor can bear the economic risk of Investor"s investment and is able, without impairing Investor"s financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss of Investor"s investment. Investor"s overall commitment to invest in the Shares, which are not readily marketable, is not disproportionate to his or its net worth and his or its investment in the offering will not cause such overall commitment to become excessive.

Review of Documents. Investor has received the Offering Memorandum and the Subscription Documents. Investor has read and understands the Offering Memorandum and Subscription Documents and the information contained in those documents concerning the Company and this offering or has caused his or its representative to read and examine the Offering Memorandum and Subscription Documents. Without limitation of the foregoing, the undersigned has read and understood the section in the Offering Memorandum titled "Risk Factors."

Access to Data. Investor has had an opportunity to ask questions of, and receive answers from, the officers of the Company concerning the Subscription Documents, the exhibits and schedules attached hereto and thereto and the transactions contemplated by the Subscription Documents, as well as the Company"s business, management and financial affairs, which questions were answered to its satisfaction. Investor believes that it has received all the information Investor considers necessary or appropriate for deciding whether to purchase the Shares. No oral or written representations have been made or oral or written information furnished to Investor or Investor"s advisors in connection with the offering that were in any way inconsistent with this Agreement or the Offering Memorandum. Investor understands that such discussions, as well as any information issued by the Company, were intended to describe certain aspects of the Company"s business and prospects, but were not necessarily a thorough or exhaustive description. Investor acknowledges that any business plans prepared by the Company have been, and continue to be, subject to change and that any projections included in such business plans or otherwise are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the projections will not materialize or will vary significantly from actual results. Investor also acknowledges that it is not relying on any statements or representations of the Company or its agents for legal advice with respect to this investment or the transactions contemplated by the Agreements.

Competency; Residency. Investor, if an individual (A) has reached the age of majority in the state in which he resides and (B) is a bona fide resident and domiciliary (not a temporary or transient resident) of the state set forth below his signature on the signature page hereof and has no present intention of becoming a resident of any other state or jurisdiction. Investor, if a partnership, corporation, limited liability company, trust or other entity, was organized or incorporated under the laws of the jurisdiction set forth below the signature made on its behalf on the signature page hereof and has no present intention of altering the jurisdiction of its organization, formation or incorporation. If Investor resides or is organized outside the United States, Investor represents that the offering and purchase of Shares pursuant to the Offering Memorandum and Subscription Documents are not prohibited by the laws of Investor"s jurisdiction of residency or organization. If Investor has indicated on the signature page of this Agreement that he, she or it is a foreign person, he, she or it agrees to notify the Company in writing within sixty (60) days of becoming a nonresident alien, foreign corporation, foreign partnership, foreign trust, foreign estate or other foreign entity, as the case may be.

Rule 144. Investor acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Investor is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker"s transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three-month period not exceeding specified limitations. Investor understands that the current public information referred to above is not now available and the Company has no present plans to make such information available. Investor acknowledges and understands that notwithstanding any obligation under the Rights Agreement, the Company may not be satisfying the current public information requirement of Rule 144 at the time the Investor wishes to sell the Shares or the Conversion Shares, and that, in such event, the Investor may be precluded from selling such securities under Rule 144, even if the other requirements of Rule 144 have been satisfied. Investor acknowledges that, in the event all of the requirements of Rule 144 are not met, registration under the Securities Act or an exemption from registration will be required for any disposition of the Shares or the underlying Common Stock. Such Investor understands that, although Rule 144 is not exclusive, the Securities and Exchange Commission has expressed its opinion that persons proposing to sell restricted securities received in a private offering other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.

No Public Market. Investor understands and acknowledges that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company"s securities.

Authorization; Delivery. Prior to or concurrently with the execution and delivery of this Agreement, Investor has executed and delivered to the Company each of the other Subscription Documents. Investor has all requisite power and authority to execute and deliver the Subscription Documents, to purchase the Shares hereunder and to carry out and perform its obligations under the terms of the Subscription Documents. All action on the part of the Investor necessary for the authorization, execution, delivery and performance of the Subscription Documents, and the performance of all of the Investor"s obligations under the Subscription Documents, has been taken or will be taken prior to the Closing. If Investor is a corporation, limited liability company, partnership, trust or other entity, it is authorized and qualified to make this investment in the Company and the person signing this Agreement on behalf of such entity has been duly authorized by such entity to do so. The Subscription Documents constitute valid and legally binding obligations of the Investor, enforceable in accordance with their terms except: (i) to the extent that the indemnification provisions contained in this Agreement may be limited by applicable law and principles of public policy, (ii) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors" rights generally, and (iii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

No consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by the Investor in connection with the execution and delivery of the Subscription Documents by the Investor or the performance of the Investor"s obligations hereunder or thereunder.

If the undersigned is a corporation, limited liability company or partnership, the person signing this Agreement on its behalf hereby represents and warrants that the information contained in the Subscription Documents completed by any shareholders of such corporation, members of such limited liability company or partners of such partnership is true and correct with respect to such shareholder, member or partner (and if any such shareholder is itself a corporation, limited liability company or partnership, with respect to all persons having an equity interest in such corporation, limited liability company or partnership, whether directly or indirectly) and that the person signing this Agreement has made due inquiry to determine the truthfulness and accuracy of the information contained in the Subscription Documents.

Brokers or Finders. Investor has not engaged any brokers, finders or agents, and neither the Company nor any other Investor has, nor will, incur, directly or indirectly, as a result of any action taken by the Investor, any liability for brokerage or finders" fees or agents" commissions or any similar charges in connection with the Agreements.

Advisors. Investor has reviewed the transactions contemplated by the Offering Memorandum and the Subscription Documents with its own tax, accounting, financial and legal advisors, including without limitation the U.S. federal, state, local and foreign tax consequences of this investment. With respect to such matters, Investor relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. The Investor understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by the Agreements.

Agreement Subject to Acceptance. Investor understands that this Agreement is subject to the Company"s acceptance and may be rejected by the Company at any time in its sole discretion in whole or any part prior to issuance of the Shares with respect to the Investor"s subscription, notwithstanding prior receipt by the Investor of notice of acceptance of the Investor"s subscription. The Company reserves the right to withdraw the offering at any time. Investor acknowledges that this Agreement shall become binding upon Investor when it is countersigned by the Company and Investor is not entitled to cancel, terminate, or revoke this subscription before or after acceptance by the Company, except as otherwise provided in this Agreement or by applicable state law.

Accuracy at Closing. Investor understands that unless Investor notifies the Company in writing to the contrary at or before the Closing, each of Investor"s representations and warranties contained in this Agreement will be deemed to have been reaffirmed and confirmed as of the Closing taking into account all information received by Investor.

No Bad Actors. Neither the Investor nor, to the extent it has them, any of its shareholders, members, managers, general or limited partners, directors, affiliates or executive officers (collectively with the Investor, the "Investor Covered Persons"), are subject to any of the "Bad Actor" disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a "Disqualification Event"), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) that such Investor has disclosed in full to the Company prior to the date of this Agreement. The Investor has exercised reasonable care to determine whether any Investor Covered Person is subject to a Disqualification Event. The purchase of the Shares by the Investor will not subject the Company to any Disqualification Event.

Legends. Investor understands and agrees that any certificates, notices of issuance or book-entry annotations evidencing the Shares or the Conversion Shares, or any other securities issued in respect of the Shares or the Conversion Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legend (in addition to any legend required by the Rights Agreement or under applicable state securities laws):

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED." Survival & Indemnification

All representations, warranties and covenants of Investor contained in this Agreement shall survive (i) the acceptance of the subscription by the Company, (ii) changes in the transactions, documents and instruments described in the Offering Memorandum and Subscription Documents which are not material or which are to the benefit of Investor and (iii) the death or disability of Investor. Investor hereby agrees to indemnify and hold harmless the Company, its managers, shareholders, directors, officers, employees, agents, attorneys and affiliates and each other person, if any, who controls any thereof, within the meaning of Section 15 of the Act, against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, attorneys" fees and any and all expenses reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever) arising out of or based upon any false representation or warranty or breach or failure by Investor to comply with any covenant or agreement made by Investor in this Agreement or in any other document (including the Subscription Documents) furnished by Investor to any of the foregoing in connection with this transaction. Miscellaneous

Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Investor. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each holder of any Shares purchased under this Agreement at the time outstanding (including securities into which such Shares have been converted or exchanged or for which such Shares have been exercised) and each future holder of all such securities.

Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed:

if to Investor, at the Investor"s address, facsimile number or electronic mail address as shown in the Company"s records, as may be updated in accordance with the provisions hereof; or if to the Company, one copy should be sent to 70 Main Street, 5th Floor, Peterborough, NH 03458, Fax: (888) 415-7832, Attn: Chief Executive Officer, or at such other address as the Company shall have furnished to the Investors.

With respect to any notice given by the Company under any provision of the Delaware General Corporation Law or the Company"s charter or bylaws, or under any of the Subscription Documents, Investor agrees that such notice may be given by facsimile or by electronic mail. Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, upon confirmation of delivery when directed to the electronic mail address set forth on the Schedule of Investors.

Governing Law; Arbitration. This Agreement shall be deemed to have been made in the State of New York and any and all performance hereunder, or breach thereof, shall be interpreted and construed pursuant to the laws of the State of New York applicable to contracts wholly executed within such state"s borders and without regard to conflict of laws rules applied in State of York. Any dispute, controversy, or claim arising out of or in connection with or relating to this Agreement or any breach or alleged breach thereof (including any request for provisional relief), shall be submitted to and settled by binding arbitration pursuant to the Commercial Rules then in effect of the American Arbitration Association. The arbitration proceeding shall be held in Peterborough, New Hampshire, or any other location mutually agreed upon by the Parties. Each party shall bear its own costs and expenses of such arbitration.

Expenses. The Company and the Investors shall each pay their own expenses in connection with the transactions contemplated by this Agreement.

Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by Investor without the prior written consent of the Company. Any attempt by Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

Entire Agreement. This Agreement, including the exhibits attached hereto, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

Severability. If any provision of this Agreement becomes or is declared by an arbitrator of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such arbitrator will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

Electronic Execution and Delivery. A facsimile, telecopy or other electronic reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or other electronic transmission to which the signature (whether actual or conformed) of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof. (signature page follows)

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

If the Investor is an INDIVIDUAL, complete the following:

Number of Shares subscribed for: _____________ (Purchase Price:
$________) The undersigned (circle one): [is] [is not] a citizen or resident of the United States.

_________________________ _________________________ Print Name of
Individual: Print Name of Spouse if Shares are to be held in Joint Name or are Community Property: _________________________
_________________________ Print Social Security Number: Print Social Security Number of Spouse of Individual _________________________
_________________________ Signature of Individual Signature of Spouse if Shares are to be held in Joint Name or are Community Property

Print Address of Residence: Print Telephone Number:
_________________________ ( ) ____ - ______ _________________________
_________________________

Print email contact address: _________________________

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

If the investor is PARTNERSHIP, CORPORATION, TRUST OR OTHER ENTITY, complete the following:

Number of Shares subscribed for: _____________ (Purchase Price:
$_________) The undersigned (circle one) [is] [is not] a foreign partnership, foreign corporation, trust or foreign estate (as defined in the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder). _________________________
_________________________ Print Name of Partnership, Corporation, Title of Authorized Representative Trust or Entity:

_________________________ _________________________ Signature of
Authorized Representative Print Jurisdiction of Organization or
Incorporation _________________________ _________________________ Print
Name of Authorized Representative Print Federal Tax Identification
Number

Print Address: Print Telephone Number: _________________________ ( )
____ - ______ _________________________ _________________________

Print email contact address: _________________________

ACCEPTANCE

The terms of the foregoing Common Stock Purchase, including the subscription described therein, are agreed to and accepted on this ____ day of ____________, 201__.

qaZING, Inc.

By: ___________________________________ Name: Title:

EXHIBIT C

qaZING, INC. INVESTORS" RIGHTS AGREEMENT

This Investors" Rights Agreement (this "Agreement") is made as of [
], 20__ by and among qaZING, Inc., a Delaware corporation (the "Company") and the persons and entities (each, an "Investor" and collectively, the "Investors") listed on Exhibit A hereto. Unless otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in Section 1. RECITALS WHEREAS: Each Investor is a party to a Common Stock Purchase Agreement of the Company (the "Purchase Agreement") entered into concurrently with this Agreement, and it is a condition to the closing of the sale of the Common Stock (the "Shares") that each Investor and the Company execute and deliver this Agreement.

NOW, THEREFORE: In consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows: Right of First Refusal Right of First Refusal to Significant Holders. The Company hereby grants to each Investor who owns at least 100,000 Shares or shares of the Company"s Common Stock issued upon conversion of the Shares (the "Conversion Stock") (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits and the like) (the "Significant Holders"), the right of first refusal to purchase its pro rata share of New Securities (as defined in this Section 1.1(a)) which the Company may, from time to time, propose to sell and issue after the date of this Agreement. A Significant Holder"s pro rata share, for purposes of this right of first refusal, is equal to the ratio of (a) the number of shares of Common Stock owned by such Significant Holder immediately prior to the issuance of New Securities (assuming full conversion of the Shares and exercise of all outstanding convertible securities, rights, options and warrants, directly or indirectly, into Common Stock held by said Significant Holder) to (b) the total number of shares of Common Stock outstanding immediately prior to the issuance of New Securities (assuming full conversion of the Shares and exercise of all outstanding convertible securities, rights, options and warrants, directly or indirectly, held by all security holders of the Company). "New Securities" shall mean any capital stock (including Common Stock and/or preferred stock) of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, exercisable or convertible into capital stock; provided that the term "New Securities" does not include: the Shares and the Conversion Stock, or securities issued or issuable as a dividend or distribution on preferred stock of the Company; securities issued or issuable pursuant to the conversion or exercise of warrants, options or any outstanding convertible or exercisable securities; securities issued or issuable pursuant to any event for which adjustment is made pursuant to paragraph 3(d), 3(e) or 3(f) of the Certificate of Incorporation of the Company; securities issued or issuable pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization, provided, that such issuances are approved by the Board of Directors of the Company;
securities issued or issuable to any joint venture or strategic partnership or alliance counterparty or counterparties in connection with any joint venture or strategic partnership or alliance of the Company or any of its subsidiaries; securities issued or issuable to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors of the Company; securities issued or issuable to officers, employees, directors, consultants, placement agents, and other service providers of the Company (or any subsidiary) pursuant to stock grants, option plans, purchase plans, agreements or other employee stock incentive programs or arrangements approved by the Board of Directors of the Company; securities offered pursuant to a bona fide, firmly underwritten public offering pursuant to a registration statement filed under the Securities Act; securities of the Company which are otherwise excluded by the affirmative unanimous vote of the Board of Directors of the Company; and any right, option or warrant to acquire any security convertible into the securities excluded from the definition of New Securities pursuant to subsections (i) through (ix) above. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Significant Holder written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Significant Holder shall have ten (10) calendar days after any such notice is mailed or delivered to agree to purchase such Significant Holder"s pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company, in substantially the form attached hereto as Schedule 1, and stating therein the quantity of New Securities to be purchased. In the event the Significant Holders fail to exercise fully the right of first refusal within said ten (10) day period (the "Election Period"), the Company shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within ninety
(90) days from the date of said agreement) to sell that portion of the New Securities with respect to which the Significant Holders" right of first refusal option set forth in this Section 1.1 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company"s notice to Significant Holders delivered pursuant to Section 1.1(b). In the event the Company has not sold within such ninety (90) day period following the Election Period, or such ninety (90) day period following the date of said agreement, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Significant Holders in the manner provided in this Section 1.1. The right of first refusal granted under this Agreement shall expire upon, and shall not be applicable to the first to occur of (x) the Company"s Initial Public Offering or (y) five years after the date of this Agreement. Covenants of the Company

The Company hereby covenants and agrees, as follows: Basic Annual Financial Information. The Company will furnish to each Investor who owns at least 40,000 Shares, as soon as practicable after the end of each fiscal year of the Company, management"s unaudited balance sheet of the Company as at the end of such fiscal year, and unaudited statements of income and cash flows of the Company for such year. Other shareholders may request such information pursuant to Delaware Law. Confidentiality. Anything in this Agreement to the contrary notwithstanding, no Investor by reason of this Agreement shall have access to any trade secrets or classified information of the Company. The Company shall not be required to comply with any information rights in respect of any Investor whom the Company reasonably determines to be a competitor or an officer, employee, director or holder of more than ten percent (10%) of a competitor. Each Investor acknowledges that the information received by them pursuant to this Agreement may be confidential and for its use only, and it will not reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys). Termination of Covenants. The covenants set forth in this Section 2 shall terminate and be of no further force and effect after the closing of the Company"s Initial Public Offering.

Restrictions on Transfer Restrictions on Transfer. The holder of each certificate representing Securities (as defined below) (a "Holder") by acceptance thereof agrees to comply in all respects with the provisions of this Section 3.1. Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Securities, or any beneficial interest therein, unless and until
(i) the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 3.1 and Section 3.3, except for transfers permitted under Section 3.1(b), and (ii) such Holder shall have given prior written notice to the Company of such Holder"s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, and, if requested by the Company, such Holder shall have furnished the Company, at its expense, with an opinion of counsel, reasonably satisfactory to the Company. Subject to compliance with law and Section 3.1(a), permitted transfers include (i) a transfer not involving a change in beneficial ownership, or (ii) in transactions involving the distribution without consideration of Securities by any Holder to (x) a parent, subsidiary or other affiliate of Holder that is a corporation or
(y) any of its partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of its partners, members or other equity owners or retired partners, retired members or other equity owners, or (iii) transfers in compliance with Rule 144 under the Securities Act, as long as the Company is furnished with evidence of compliance with such Rule reasonably satisfactory to the Company; provided, in each case, that the Holder thereof shall give written notice to the Company of such Holder"s intention to effect such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition. The Company may refuse any transfer, including a permitted transfer, if the Company reasonably determines that, as a result of such transfer, the Company would become subject to additional reporting requirements under the Securities Act or Exchange Act.
Each certificate or notice of issuance representing Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN AN INVESTORS" RIGHTS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Securities in order to implement the restrictions on transfer established in this Section 3.1. The first legend referring to federal and state securities laws identified in Section 3.1(c) hereof stamped on a certificate evidencing the Securities and the stock transfer instructions and record notations with respect to such Securities shall be removed and the Company shall issue a certificate without such legend to the holder of such Securities if (i) such Securities are registered under the Securities Act, or (ii) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a public sale or transfer of such Securities may be made without registration under the Securities Act, or (iii) such holder provides the Company with reasonable assurances, which may, at the option of the Company, include an opinion of counsel satisfactory to the Company, that such Securities can be sold pursuant to Rule 144 under the Securities Act. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to: Make and keep public information regarding the Company available as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its Common Stock to the general public; File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and So long as a Holder owns any Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its Common Stock to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such Securities without registration. Market Stand-Off Agreement. Each Holder hereby agrees that such Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by such Holder (other than those expressly included in the registration) during the one hundred eighty (180) day period following the effective date of a registration statement of the Company filed under the Securities Act (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on
(i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions), provided that: all officers and directors of the Company and holders of at least one percent (1%) of the Company"s voting securities are bound by and have entered into similar agreements. The obligations described in this Section 3.3 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions and may stamp each such certificate with additional legends to reflect the foregoing restriction until the end of such one hundred eighty (180) day (or other) period. Each Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 3.3. Definitions Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below: "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time. "Initial Public Offering" shall mean the closing of the Company"s first firm commitment underwritten public offering of the Company"s Common Stock registered under the Securities Act. "Rule 144" shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission. "Securities" shall mean (i) shares of Common Stock issued or issuable pursuant to the conversion of the Shares and (ii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) above, required to bear the first legend set forth in Section 3.1(c) hereof. "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

Miscellaneous Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Holders holding a majority of the Common Stock issued or issuable upon conversion of the Shares issued pursuant to a Purchase Agreement (excluding any of such shares that have been sold to the public or pursuant to Rule 144); provided, however, that Investors purchasing Shares in a Closing after the Initial Closing (each as defined in the Purchase Agreement) may become parties to this Agreement, by executing a counterpart of this Agreement without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other Holder. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of Holder. Each Holder acknowledges that by the operation of this paragraph, the holders of a majority of the Common Stock issued or issuable upon conversion of the Shares issued pursuant to a Purchase Agreement (excluding any of such shares that have been sold to the public or pursuant to Rule 144) will have the right and power to diminish or eliminate all rights of such Holder under this Agreement. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed: if to an Investor, at the Investor"s address, facsimile number or electronic mail address as shown in the Company"s records, as may be updated in accordance with the provisions hereof; or if to the Company, one copy should be sent to qaZING, Inc., 70 Main Street, Suite 500, Peterborough, NH 03458. Fax: (888) 415-7832, Attn: Chief Executive Officer, or at such other address as the Company shall have furnished to the Investors.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, upon confirmation of delivery when directed to the electronic mail address set forth on the Schedule of Investors. Governing Law; Arbitration. This Agreement shall be deemed to have been made in the State of New York and any and all performance hereunder, or breach thereof, shall be interpreted and construed pursuant to the laws of the State of New York applicable to contracts wholly executed within such state"s borders and without regard to conflict of laws rules applied in State of York. Any dispute, controversy, or claim arising out of or in connection with or relating to this Agreement or any breach or alleged breach thereof (including any request for provisional relief), shall be submitted to and settled by binding arbitration pursuant to the Commercial Rules then in effect of the American Arbitration Association. The arbitration proceeding shall be held in Peterborough, New Hampshire, or any other location mutually agreed upon by the Parties. Each party shall bear its own costs and expenses of such arbitration. Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor without the prior written consent of the Company. Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. Entire Agreement. This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein. Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative. Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument. Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof. Termination Upon Change of Control. Notwithstanding anything to the contrary herein, this Agreement (excluding any then-existing obligations) shall terminate upon (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such transaction or series of transactions; or (b) a sale, lease or other conveyance of all substantially all of the assets of the Company. Conflict. In the event of any conflict between the terms of this Agreement and the Company"s Certificate of Incorporation or its Bylaws, the terms of the Company"s Certificate of Incorporation or its Bylaws, as the case may be, will control. (Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the parties hereto have executed this Investors" Rights Agreement effective as of the day and year first above written. qaZING, Inc. a Delaware corporation By:

Name: Akhil Garland

Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this Investors" Rights Agreement effective as of the day and year first above written.

If the Investor is an INDIVIDUAL, complete the following:

_________________________ _________________________ Print Name of
Individual: Print Name of Spouse if Shares are to be held in Joint Name or are Community Property: _________________________
_________________________ Signature of Individual Signature of Spouse if Shares are to be held in Joint Name or are Community Property

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above. If the investor is PARTNERSHIP, CORPORATION, TRUST OR OTHER ENTITY, complete the following:

_________________________ _________________________ Print Name of
Partnership, Corporation, Title of Authorized Representative Trust or
Entity:

_________________________ Signature of Authorized Representative
_________________________ Print Name of Authorized Representative

EXHIBIT A INVESTORS

SCHEDULE 1 NOTICE AND WAIVER/ELECTION OF RIGHT OF FIRST REFUSAL I do hereby waive or exercise, as indicated below, my rights of first refusal under the Investors" Rights Agreement dated as of _____________ (the "Agreement"): Waiver of 10 Days" Notice Period in Which to Exercise Right of First Offer: (please check only one) ( ) WAIVE in full, on behalf of all Holders, the 10-day notice period provided to exercise my right of first refusal granted under the Agreement. ( ) DO NOT WAIVE the notice period described above. 1. Issuance and Sale of New Securities:
(please check only one) ( ) WAIVE in full the right of first refusal granted under the Agreement with respect to the issuance of the New Securities. ( ) ELECT TO PARTICIPATE in $__________ [PLEASE PROVIDE AMOUNT] in New Securities proposed to be issued, representing less than my pro rata portion of the aggregate of $[___________] in New Securities being offered in the financing. ( ) ELECT TO PARTICIPATE in $__________ in New Securities proposed to be issued, representing my full pro rata portion of the aggregate of $[____________] in New Securities being offered in the financing. ( ) ELECT TO PARTICIPATE in my full pro rata portion of the aggregate of $[_________] in New Securities being made available in the financing and, to the extent available, the greater of
(x) an additional $__________ [PLEASE PROVIDE AMOUNT] or (y) my pro rata portion of any remaining investment amount available in the event other Significant Holders do not exercise their full rights of first refusal with respect to the $[_____________] in New Securities being offered in the financing. Date: ___________, 20__
______________________________________ Signature of Stockholder or
Authorized Signatory Title, if applicable This is neither a commitment to purchase nor a commitment to issue the New Securities described above. Such issuance can only be made by way of definitive documentation related to such issuance. qaZING, Inc. will supply you with such definitive documentation upon request or if you indicate that you would like to exercise your first offer rights in whole or in part.

q a Z I N G , I n c . C o m m o n S t o c k O f f e r i n g 1

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